Exhibit 99

GORMAN-RUPP ANNOUNCES CHARMAINE R. RIGGINS ELECTED AS NEW DIRECTOR

Mansfield, Ohio – April 28, 2023 – The Gorman-Rupp Company (NYSE: GRC) announced that at the Annual Meeting of the Shareholders of The Gorman-Rupp Company held April 27, 2023, Charmaine R. Riggins was elected to the Board of Directors.

Charmaine R. Riggins, age 50, is the Chief Executive Officer of Loparex, LLC Company, a global company that designs, manufactures and sells release film liners. Ms. Riggins joined Loparex in April 2021 as Chief Talent and Culture Officer and was named CEO in January 2022. Prior to joining Loparex, Ms. Riggins was employed by LORD Corporation, a Parker Hannifin Company (NYSE:PH) subsidiary, from 1995 to 2021, in various executive business management, technology, finance, sales, operations, customer engagement, business development, strategy, marketing, human resources and compliance roles. Ms. Riggins will join both the Compensation Committee and the Governance and Nominating Committees of the Board of Directors.

Also as previously announced, Rick R. Taylor notified the Company this past January that he would not stand for re-election as a Director at the Company’s 2023 Annual Meeting of Shareholders. Mr. Taylor has served as a Director of the Company since 2003.

Ms. Harlan, Lead Independent Director of the Gorman-Rupp Board commented, “We are delighted that Charmaine is joining our Board of Directors. She brings vast cross-functional, cross-industry, and leadership experience that will add important insight to our Board discussions and decisions.

“In addition to welcoming Charmaine, we also want to thank Rick for his 20 years of service as a Director on our Board. During his tenure, Rick has provided tremendous leadership and great expertise, including service in Board leadership roles. We appreciate the many significant contributions he has made to the Board and the Company over the years.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.